                         AGREEMENT


     THIS AGREEMENT, effective as of January 1, 1998, is made by and between PP&L Resources, Inc., a Pennsylvania corporation and ___________ (the "Executive").

     WHEREAS, the Company considers it essential to the best interests of its shareowners to foster the continued employment of key management personnel; and

     WHEREAS, the Board of Directors of the Company (the
"Board") recognizes that, as is the case with many publicly-held corporations, the possibility of a Change in Control (as defined in the last Section hereof) exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareowners; and

     WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control;

	[WHEREAS, the Executive and [the Company/insert other entity] have entered into a severance agreement dated as of [insert date of prior agreement] (the "Prior Severance Agreement"), which the Executive and the Company desire to terminate, in its entirety, effective as of the date hereof, and in lieu thereof, enter into this Agreement] 1);

	NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

	1. Defined Terms. The definitions of capitalized terms used in this Agreement are provided in the last
Section hereof.

	2. Term of Agreement. The Term of this Agreement shall commence on the date hereof and shall continue in effect through December 31, 1999; provided, however, that commencing on January 1, 1999 and each January 1 thereafter, the Term shall automatically be extended for one additional year unless, either the Company or the Executive gives at least 15 months advance notice of termination by, not later than September 30 of the year preceding the year in which the Term is then scheduled to expire, giving notice not to extend the Term; and further provided, however, that if a Change in Control shall have occurred during the Term, the Term shall expire no earlier than thirty-six (36) months beyond the month in which such Change in Control occurred. Notwithstanding the foregoing, and subject to any extensions pursuant to Section 7.3, in the event that prior to the occurrence of a Change in Control or Potential Change in Control, the Executive's employment is terminated for any reason, then this Agreement shall terminate as of the date that the Executive's employment is terminated.

	3. Company's Covenants Summarized. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive's covenants set forth in Section 4 hereof, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payments and the other payments and benefits described herein. Except as provided in Section 9.1 hereof, no Severance Payments shall be payable under this Agreement unless there shall have been (or, under the terms of the second sentence of Section 6.1 hereof, there shall be deemed to have been) a termination of the Executive's employment with the Company following a Change in Control and during the Term. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed to in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

	4. The Executive's Covenants. The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control during the Term, the Executive will remain in the employ of the Company until the earliest of (i) a date which is six
(6) months after the date of such Potential Change of Control, (ii) the date of a Change in Control, (iii) the date of termination by the Executive of the Executive's employment for Good Reason or by reason of death, Disability or Retirement, or (iv) the termination by the Company of the Executive's employment for any reason.

	5.  Compensation Other Than Severance Payments.

	    5.1 Following a Change in Control and during the Term, during any period that the Executive fails to perform the Executive's full-time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Executive's full salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period, until the Executive's employment is terminated by the Company for Disability.

	    5.2 If the Executive's employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay to the Executive the Executive's full base salary through the Date of Termination at the rate in effect immediately prior to the Date of Termination, or if higher, the rate in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company's compensation or benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination, or if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

	    5.3 If the Executive's employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay to the Executive the Executive's normal post-termination compensation and benefits due the Executive as such payments become due.
Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company's retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason.

	6.  Severance Payments.

	    6.1 [Subject to Section 6.2 hereof,]2) [T]he
Company shall pay the Executive the payments, and provide the Executive the benefits, described in this Section 6.1
(the "Severance Payments") upon the termination of the Executive's employment following a Change in Control and during the Term, in addition to the payments and benefits described in Section 5 hereof, unless such termination is
(i) by the Company for Cause, (ii) by reason of death, Disability or Retirement, or (iii) by the Executive without Good Reason. For purposes of this Agreement, the Executive's employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive with Good Reason if (A) the Executive's employment is terminated by the Company without Cause prior to a Change in Control (whether or not a Change in Control ever occurs) and such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control or (B) if the Executive terminates his employment for Good Reason prior to a Change in Control (whether or not a Change in Control ever occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Person, or (C) the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason and such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Change in Control
(whether or not a Change in Control ever occurs). For purposes of any determination regarding the applicability of the immediately preceding sentence, any position taken by the Executive shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that such position is not correct.

	(A) In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive including any payments under the Executive
Retirement Security Plan or the Displaced Managers Policy
(SPM Policy 606) or any similar plan, policy or procedure or arrangement, [or the Executive's Prior Severance
Agreement]3) or any employment agreement or arrangement between the Executive and the Company, to the extent provided in Section 11 of this Agreement, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to three times the sum of (i) the Executive's base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (ii) the highest annual bonus earned by the Executive pursuant to any annual bonus or incentive plan maintained by the Company in respect of any of the last three fiscal years ending immediately prior to the fiscal year in which occurs the Date of Termination or, if higher, immediately prior to the fiscal year in which occurs the first event or circumstance constituting Good
Reason (including as an amount so paid any amount that would have been so paid but for the Executive's request that the amount not be paid). For purposes of determining the value of the annual bonus earned by the Executive in any calendar year, with respect to any calendar year prior to 1998, the value of any restricted stock awards earned by the Executive in any such year (but not including any dividends distributed thereon) shall be included in the value of the annual bonus for such year, and with respect to the 1998 calendar year and any subsequent calendar year, the value of any restricted stock awards earned by the Executive in any such year shall not be included in the value of the annual bonus for such year;

	(B) For the thirty-six (36) month period immediately following the Date of Termination, the Company shall arrange to provide the Executive and his dependents, life, disability, accident and health insurance benefits substantially similar to those provided to the Executive and his dependents immediately prior to the Date of Termination (without giving effect to any reduction in such benefits subsequent to a Change in Control which reduction constitutes Good Reason) or, if more favorable to the Executive, those provided to the Executive and his dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater cost to the Executive than the cost to the Executive immediately prior to such date or occurrence; provided, however, that, unless the Executive consents to a different method (after taking into account the effect of such method on the calculation of "parachute payments" pursuant to Section 6.2 hereof), such health insurance benefits shall be provided through a third-party insurer. Benefits otherwise receivable by the Executive pursuant to this Section 6.1(B) shall be reduced to the extent benefits of the same type are received by or made available to the Executive during the thirty-six (36) month period following the Date of Termination (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive); provided, however, that the Company shall reimburse the Executive for the excess, if any, of the cost of such benefits to the Executive over such cost immediately prior to the Date of Termination or, if more favorable to the Executive, the first occurrence of an event or circumstance constituting Good Reason. [If the Severance Payments shall be decreased pursuant to Section
6.2 hereof, and the Section 6.1(B) benefits that remain payable after the application of 6.2 hereof are thereafter reduced pursuant to the immediately preceding sentence, the Company shall, no later than five (5) business days following such reduction, pay to the Executive the least of
(a) the amount of the decrease made in the Severance
Payments pursuant to Section 6.2 hereof, (b) the amount of the subsequent reduction in these Section 6.1 benefits or
(c) the maximum amount that can be paid to the Executive without being, or causing any other payment to be, nondeductible by reason of section 280G of the Code).]4)

	(C) Notwithstanding any provision of any annual or long-term incentive plan to the contrary, the Company shall pay to the Executive a lump sum amount, in cash, equal to the sum of (i) any unpaid incentive compensation that has been allocated or awarded to the Executive for a completed fiscal year or other measuring period preceding the Date of Termination under any such plan and which, as of the Date of Termination, is contingent only upon the continued employment of the Executive to a subsequent date, and (ii) to the extent not otherwise paid or deferred at the Executive's election, pursuant to the terms of the applicable plan, a pro rata portion to the Date of Termination of the aggregate value of all contingent incentive compensation awards to the Executive for all then uncompleted periods under any such plan, calculated as to each such award by multiplying the award that the Executive would have earned on the last day of the performance award period, assuming the achievement, at the level that would produce the maximum award, of the individual and corporate performance goals established with respect to such award, by the fraction obtained by dividing the number of full months and any fractional portion of a month during such performance award period through the Date of Termination by the total number of months contained in such performance award period.

	(D) In addition to the retirement benefits to which the Executive is entitled under each Pension Plan or any successor plan thereto, the Company shall pay the Executive a lump sum amount, in cash, equal to the excess of (i) the actuarial equivalent of the aggregate retirement pension (taking into account any early retirement subsidies associated therewith and determined as a straight life annuity commencing at the date (but in no event earlier than the third anniversary of the Date of Termination) as of which the actuarial equivalent of such annuity is greatest) which the Executive would have accrued under the terms of all Pension Plans (without regard to any amendment to any Pension Plan made subsequent to a Change in Control and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of retirement benefits thereunder), determined as if the Executive were fully vested thereunder and had accumulated after the Date of Termination thirty-six (36) additional months of service credit thereunder (reducing such thirty-six (36) additional months, but not below zero, to the extent necessary so that the total number of months of service credited thereunder, including the number of months credited pursuant to this Section 6.1(D), does not exceed
360) and had been credited under each Pension Plan during such period with compensation equal to the Executive's compensation (as defined in such Pension Plan) during the twelve (12) months immediately preceding the Date of Termination or, if higher, during the twelve months immediately prior to the first occurrence of an event or circumstance constituting Good Reason, over (ii) the actuarial equivalent of the aggregate retirement pension (taking into account any early retirement subsidies associated therewith and determined as a straight life annuity commencing at the date (but in no event earlier than the Date of Termination) as of which the actuarial equivalent of such annuity is greatest) which the Executive had accrued pursuant to the provisions of the Pension Plans as of the Date of Termination. For purposes of this
Section 6.1(D), "actuarial equivalent" shall be determined using the same assumptions utilized under the Supplemental Executive Retirement Plan immediately prior to the Date of Termination, or, if more favorable to the Executive, immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

	(E) If the Executive would have become entitled to benefits under the Company's post-retirement health care or life insurance plans, as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, had the Executive's employment terminated at any time during the period of thirty-six (36) months after the Date of Termination, the Company shall provide such post-retirement health care or life insurance benefits to the Executive and the Executive's dependents commencing on the later of (i) the date on which such coverage would have first become available and (ii) the date on which benefits described in subsection (B) of this Section 6.1 terminate.

	(F) The Company shall provide the Executive with outplacement services suitable to the Executive's position for a period of three years or, if earlier, until the first acceptance by the Executive of an offer of employment.

	[Gross Up Alternative 6.2] (A)  Whether or not the
Executive becomes entitled to the Severance Payments, if any of the payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (such payments or benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments") will be subject to the Excise Tax, the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments.

	(B) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as "parachute payments" (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Company's independent auditor (the "Auditor"), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of section
280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered
(within the meaning of section 280G(b)(4)(B) of the Code) in excess of the Base Amount (within the meaning of Section
280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise
Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections
280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section 6.2), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

	(C) In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive's taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section
1274(b)(2)(B) of the Code).  In the event that the Excise
Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. The
Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total
Payments.

	[Alternative 6.2 - "Valley"] (A) Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive in connection with a Change in Control or the termination of the Executive's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (all such payments and benefits, including the Severance Payments, being hereinafter called "Total Payments") would be subject (in whole or part), to the Excise Tax, then the cash Severance Payments shall be reduced (if necessary to zero) to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (after taking into account any reduction in the Total Payments provided by reason of section 280G of the Code in such other plan, arrangement or agreement) and all other Severance Payments shall thereafter be reduced (if necessary, to zero) so that no portion of the Total Payments is subject to the Excise Tax, if (i) the net amount of such Total Payments, as so reduced, (and after deduction of the net amount of federal, state and local income tax on such reduced Total Payments) is greater than (ii) the excess of (x) the net amount of such Total Payments, without reduction (but after deduction of the net amount of federal, state and local income tax on such Total Payments), over (y) the amount of Excise Tax to which the Executive would be subject in respect of such Total Payments.

	Notwithstanding the foregoing paragraph, if the Executive's Severance Payments will be reduced pursuant to the foregoing paragraph, then the Executive may elect to have the noncash Severance Payments reduced (or eliminated) prior to any reduction of the cash Severance Payments.

	(B) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a "payment" within the meaning of section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel selected by the accounting firm that was, immediately prior to the Change in Control, the Company's independent auditor (the "Auditor"), does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code, (including by reason of section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Company in accordance with the principles of sections 280G(d)(3) and (4) of the Code. Prior to the payment date set forth in Section 6.3 hereof, the Company shall provide the Executive with its calculation of the amounts referred to in this Section and such supporting materials as are reasonably necessary for the Executive to evaluate the Company's calculations. If the Executive objects to the Company's calculations, the Company shall pay to the Executive such portion of the Severance Payments
(up to 100% thereof) as the Executive determines is necessary to result in the Executive receiving the greater of clauses (i) and (ii) of Section 6.2(A) hereof.

	(C) If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of the Executive and the Company in applying the terms of this
Section 6.2, the Total Payments paid to or for the Executive's benefit are in an amount that would result in any portion of such Total Payments being subject to the Excise Tax, then, if such repayment would result in (i) no portion of the remaining Total Payments being subject to the Excise Tax and (ii) a dollar-for-dollar reduction in the Executive's taxable income and wages for purposes of federal, state and local income and employment taxes, the Executive shall have an obligation to pay the Company upon demand an amount equal to the sum of (i) the excess of the Total Payments paid to or for the Executive's benefit over the Total Payments that could have been paid to or for the Executive's benefit without any portion of such Total
Payments being subject to the Excise Tax; and (ii) interest on the amount set forth in clause (i) of this sentence at the rate provided in section 1274(b)(2)(B) of the Code from the date of the Executive's receipt of such excess until the date of such payment.

	6.3 The payments provided in subsection 6.1(A), (C) and (D) hereof [and Section 6.2 hereof] 5) shall be made not later than the fifth day following the Date of Termination; provided, however, that if the amounts of such payments, [and the limitation on such payments set forth in
Section 6.2 hereof,] 6) cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company, [or, in the case of payments under Section 6.2 hereof, in accordance with Section 6.2 hereof,] 7) of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder
(or on such payments to the extent the Company fails to make such payments when due) at 120% of the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) business day after demand by the Company (together with interest at 120% of the rate provided in section 1274(b)(2)(B) of the Code).
 At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

	6.4 The Company also shall pay to the Executive all legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive's employment hereunder or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

	7.  Termination Procedures and Compensation During
Dispute.

	7.1 Notice of Termination. After a Change in Control and during the Term, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 10 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

	7.2 Date of Termination. "Date of Termination", with respect to any purported termination of the Executive's employment after a Change in Control and during the Term, shall mean (i) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such thirty (30) day period), and
(ii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

	7.3 Dispute Concerning Termination.  If within fifteen
(15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this Section 7.3), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the earlier of (i) the date on which the Term ends or (ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.

	7.4 Compensation During Dispute. If a purported termination occurs following a Change in Control and during the Term and the Date of Termination is extended in accordance with Section 7.3 hereof, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given
(including, but not limited to, salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the Date of Termination, as determined in accordance with
Section 7.3 hereof. Amounts paid under this Section 7.4 are in addition to all other amounts due under this Agreement (other than those due under Section 5.2 hereof) and shall not be offset against or reduce any other amounts due under this Agreement.

	8.  No Mitigation.  The Company agrees that, if the
Executive's employment with the Company terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section
6 or Section 7.4 hereof. Further, the amount of any payment or benefit provided for in this Agreement (other than in Section 6.1(B) hereof) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

	9.  Successors; Binding Agreement.

	9.1 In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's employment for Good Reason after a Change in Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

	9.2 This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

	10. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, to the Executive at the last known address maintained in the Company's personnel records, and to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

	To the Company:

	PP&L Resources, Inc.
	Two North 9th Street
	Allentown, Pennsylvania  18101
	Attention:  Corporate Secretary

	11. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof, which have been made by either party [including but not limited to, the Prior Severance Agreement] 8); provided, however, that this Agreement shall supersede any agreement setting forth the terms and conditions of the Executive's employment with the Company only in the event that the Executive's employment with the Company is terminated on or following a Change in Control, by the Company other than for Cause or by the Executive other than for Good Reason.
The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under this Agreement that by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 6 and 7 hereof) shall survive such expiration.

	12.  Validity; Pooling.  The invalidity or
unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. In the event that the Company is party to a transaction that is otherwise intended to qualify for "pooling of interests" accounting treatment then (a) this Agreement shall, to the extent practicable, be interpreted so as to permit such accounting treatment, and (b) to the extent that the application of the first sentence of this
Section 12 does not preserve the availability of such accounting treatment, then, to the extent that any provision of this Agreement disqualifies the transaction as a "pooling" transaction (including, if applicable, the entire Agreement), such provision shall be null and void as of the date hereof. All determinations under this Section
12 shall be made by the accounting firm whose opinion with respect to "pooling of interests" is required as a condition to the consummation of such transaction.

	13. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

	14. Settlement of Disputes; Arbitration. The Board shall make all determinations as to the Executive's right to benefits under this Agreement. Any denial by the Board of a claim for benefits under this Agreement shall be stated in writing and delivered or mailed to the Executive and such notice shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon, and shall be written in a manner that may be understood without legal or actuarial counsel. In addition, the Board shall afford a reasonable opportunity to the Executive for a review of the decision denying the Executive's claim and, in the event of continued disagreement, the Executive may appeal within a period of 60 days after receipt of notification of denial. Failure to perfect an appeal within the 60-day period shall make the decision conclusive. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Philadelphia, Pennsylvania in accordance with the rules of the American Arbitration Association then in effect; provided, however, that the evidentiary standards set forth in this Agreement shall apply. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding any provision of this Agreement to the contrary, the Executive shall be entitled to seek specific performance of the Executive's right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

	15. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

	(A)  "Base Amount" shall have the meaning set forth in
section 280G(b)(3) of the Code.

	(B) "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

	(C) "Board" shall mean the Board of Directors of the Company.

	(D) "Cause" for termination by the Company of the Executive's employment shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to
Section 7.1 hereof) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on the Executive's part shall be deemed
"willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company, and (y) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists.

	(E) "Change in Control" means the occurrence of any one of the following events: (I) any change in the control of the Company of a nature that would be required to be reported in response to Item 1(a) of Form 8-K under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (II) during any period of not more than two consecutive years, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (I), (III) or (IV) of this paragraph) whose election by the Board or nomination for election by the Company's shareowners was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved or recommended, cease for any reason to constitute at least a majority thereof; (III) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors; (IV) there is consummated any merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or the sale or other disposition of all or substantially all of the assets of the Company to any other person or persons unless, after giving effect thereto, (1) holders of the Company's then outstanding securities entitled to vote generally in the election of directors will own a majority of the outstanding stock entitled to vote generally in the election of directors of the continuing, surviving or transferee corporation or any parent (within the meaning of Rule 12b-2 under the Exchange Act) thereof and (2) the incumbent members of the Board as constituted immediately prior thereto shall constitute at least a majority of the directors of the continuing, surviving or transferee corporation and any parent thereof; (V) the shareowners of the Company approve a plan of complete liquidation or dissolution of the Company; or (VI) the Board adopts a resolution to the effect that a "Change in Control" has occurred or is anticipated to occur.

	(F)  "Code" shall mean the Internal Revenue Code of
1986, as amended from time to time.

	(G) "Company" shall mean PP&L Resources, Inc. and, except in determining, under Section 15(E) hereof, whether or not any Change in Control of the Company has occurred in connection with such succession, shall include its subsidiaries and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

	(H) "Date of Termination" shall have the meaning set forth in Section 7.2 hereof.

	(I) "Disability" shall be deemed the reason for the termination by the Company of the Executive's employment, if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive's duties with the Company for a period of six (6) consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive's duties.

	(J)  "Exchange Act" shall mean the Securities Exchange
Act of 1934, as amended from time to time.

	(K) "Excise Tax" shall mean any excise tax imposed under section 4999 of the Code.

	(L) "Executive" shall mean the individual named in the first paragraph of this Agreement.

	(M)	"Good Reason" for termination of the Executive's
employment with the Company by such Executive shall mean the occurrence (without the Executive's express written consent) after a Change in Control, or prior to a Change in Control under the circumstances described in clauses (B) and (C) of the second sentence of Section 6.1 hereof
(treating all references in paragraphs (I) through (VII) below to a "Change in Control" as references to a "Potential Change in Control"), of any one of the following acts by the Company, or failures by the Company to act:

	     (I)  the assignment to the Executive of any
duties inconsistent with the Executive's status as an executive officer or key employee of the Company or a substantial adverse alteration in the nature or status of the Executive's responsibilities from those in effect immediately prior to a Change in Control;

	     (II)  a reduction by the Company of the
Executive's annual base salary as in effect on the date of this Agreement, or as the same may be increased from time to time, except for across-the-board decreases uniformly affecting management, key employees and salaried employees of the Company or the business unit in which the Executive is then employed;

	     (III)  the relocation of the Executive's
principal work location to a location more than 30 miles from the vicinity of such work location immediately prior to a Change in Control or the Company's requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company's business to an extent substantially consistent with the Executive's present business travel obligations;

	     (IV) the failure by the Company to pay to the Executive any portion of the Executive's current compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due, except for across-the-board compensation deferrals uniformly affecting management, key employees and salaried employees of the Company or the business unit in which the Executive is then employed;

	     (V) the failure by the Company to continue in effect any compensation or benefit plan in which the Executive participates immediately prior to a Change in Control which is material to the Executive's total compensation, or any substitute plans adopted prior to a Change in Control, unless an equitable arrangement
(embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive's participation therein
(or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive's participation relative to other participants, as existed immediately prior to the Change in Control, or

	     (VI) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company's pension, savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to a Change in Control, except for across-the-board changes to any such plans uniformly affecting all participants in such plans, the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy at the time of the Change in Control; or

	     (VII)  any purported termination of the
Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of
Section 7.1 hereof; For purposes of this Agreement, no such purported termination shall be effective.

	The Executive's right to terminate his or her employment with the Company for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good
Reason hereunder.

	For purposes of any determination regarding the existence of Good Reason, any claim by the Executive that Good Reason exists shall be presumed correct unless the Company established to the Board by clear and convincing evidence that Good Reason does exist.

	(N) "Notice of Termination" shall have the meaning stated in Section 7.1 hereof.

	(O) "Pension Plan" shall mean any tax-qualified, supplemental or excess defined benefit pension plan maintained by the Company and any other agreement entered into between the Executive and the Company which is designed to provide the Executive with supplemental retirement benefits.

	(P) "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; provided, however, a Person shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

	(Q) "Potential Change in Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

	     (I) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

	     (II) any Person publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control;

	     (III)  any Person is or becomes the Beneficial
Owner, directly or indirectly, of securities of the Company representing 5% or more of the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors; or

	     (IV) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

	(A) "Retirement" shall be deemed the reason for the termination by the Executive of the Executive's employment if such employment is terminated in accordance with the Company's retirement policy, including early retirement, generally applicable to its salaried employees.

	(S) "Severance Payments" shall have the meaning set forth in Section 6.1 hereof.

	(T)  "Term" shall mean the period of time described in
Section 2 hereof (including any extension, continuation or termination described therein).

	(U) "Total Payments" shall mean those payments described in Section 6.2 hereof.


                             PP&L RESOURCES, INC.


                              By ________________________
                                 Name:
                                 Title:


                              ___________________________
                              [Name of Executive]

                           FOOTNOTES

	1) Include this section for Executives who have existing severance agreements.

	2) Delete this section for Executives receiving a gross-up.

	3) Include this section for Executives with existing severance agreements.

	4) Include this section for Executives not receiving gross-up.

	5) Include this section for Executive receiving a gross-up.

	6) Include this section for Executive not receiving a gross-up.

	7) Include this section for Executive receiving a gross-up.

	8) Insert this section for Executives who have existing severance.